EXHIBIT 10.2

BEACON ROOFING SUPPLY, INC. EXECUTIVE ANNUAL INCENTIVE PLAN

The following is a description of the Beacon Roofing Supply, Inc. Executive Annual Incentive Plan:

The Beacon Roofing Supply, Inc. Executive Annual Incentive Plan (the “Plan”) provides for the payment of annual cash incentives to employees who are considered Executive Officers. The Plan is administered by the Board of Directors, which has full authority to select participants, set incentive targets, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary incentives. The Board receives recommendations from the Compensation Committee.

A target incentive amount is set for each Executive Officer. Of this target incentive amount, 60% is earned if the Company achieves the Company-wide adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) target, 20% is earned if the Company achieves the Company-wide operating working capital as a percentage of net sales target (“Operating Working Capital”), and 20% is earned on qualitative performance evaluations of strategic performance goals. AEBITDA is non-GAAP financial measure that is reported in the Company’s consolidated financial statements. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable, as reported in the Company’s consolidated financial statements.  The Operating Working Capital calculation is based on thirteen (13) month average Operating Working Capital divided by trailing twelve (12) month net sales, as reported in the Company’s consolidated financial statements. Performance evaluations on our Chairman and our Chief Executive Officer are completed by the Compensation Committee, and the performance evaluations of the other Executive Officers are completed by our Chief Executive Officer. The qualitative performance evaluations of the strategic performance goals consider such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism.

If the AEBITDA target is not met at the 100% level, the participant’s incentive with respect to that target is prorated on a straightline basis if the participant achieves a range of 80% to 100% of target, with no incentive paid at or less than 80% of target. If the Operating Working Capital target is not met at the 100% level, the participant’s incentive with respect to that target is prorated on a straightline basis if the participant achieves a range of 0 bps to 30 bps above target, with no incentive paid at or above 30 bps above target. In addition, each Executive Officer (excluding our Chairman) can receive an additional incentive above the target incentive amount if: (i) actual AEBITDA exceeds 100% of AEBITDA target (in an amount up to 100% of the AEBITDA portion of the target incentive on a straight-line basis if actual AEBITDA performance is 120% of the AEBITDA target); and/or (ii) actual Operating Working Capital exceeds 100% of Operating Working Capital target (in an amount up to 100% of the Operating Working Capital portion of the target incentive on a straight-line basis if actual Operating Working Capital performance is 50 bps below the Operating Working Capital target); and/or (iii) an additional incentive if qualitative performance goals are exceeded (in an amount up to 20% of the qualitative portion of the target incentive if actual qualitative goals performance is 120% of target performance).